CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Counselor Series Trust (Invesco Counselor Series Trust) of our reports dated October 24, 2016, relating to the financial statements and financial highlights, which appear in the Invesco California Tax-Free Income Fund, Invesco Low Volatility Equity Yield Fund, Invesco Pennsylvania Tax Free Income Fund, Invesco S&P 500 Index Fund, and Invesco Short Duration High Yield Municipal Fund’s Annual Report on Form N-CSR for the year ended August 31, 2016. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

March 30, 2017